                                                                    EXHIBIT 99.1


                       J. ALEXANDER'S CORPORATION REPORTS
                        RESULTS FOR FIRST QUARTER OF 2005

                      SAME STORE SALES CONTINUE TO INCREASE

         NASHVILLE, TN., April 29, 2005 - J.Alexander's Corporation (AMEX: JAX) today reported operating results for the first quarter ended April 3, 2005.

         "Overall, we were pleased with the results we achieved in the first quarter," said Lonnie J. Stout II, chairman, president and chief executive officer, in announcing the Company's performance, "but it wasn't easy. These results were recorded in the face of a very challenging environment in which the Company continued to experience rising input and operating costs."

         Stout also pointed out that because the first fiscal quarter of 2005 began on January 3, 2005, it did not include the favorable effects on sales and profits of the 2005 New Year's holiday period. As a result, profit comparisons to the first quarter of 2004, which did include the New Year's holidays for that year, were negatively affected.

         For the most recent quarter, J. Alexander's Corporation recorded net sales of $32,154,000, up 4.4% from $30,789,000 posted in the first period a year earlier. Income before income taxes for the first quarter of 2005 reached $1,250,000, down from income before income taxes of $1,407,000 recorded in the comparable period of 2004. Net income for the most recent quarter was $949,000, or $.14 per diluted share, as compared to net income of $948,000, also $.14 per diluted share, achieved in the same period of the prior year.

J. Alexander's Corporation - First Quarter 2005 - Page 2


         "Our same store sales for the first quarter of 2005 improved by more than 4%," Stout said, "and we estimate the increase would have been 4.8% if the favorable effect of the New Year's holiday were excluded from the prior year's results."

         For the first quarter of 2005, J. Alexander's Corporation had average weekly same store sales per restaurant of $93,600, up 4.1% from $89,900 recorded in the corresponding quarter of 2004. These same store sales results are based on 25 restaurants open for more than 18 months. The Company's average weekly sales per restaurant were $91,400 for the first period of 2005, up 4.6% from $87,400 posted in the comparable quarter of the previous year.

         Stout noted that the Company's input costs for the quarter just ended remained high. He explained that while the increase in cost of sales as a percentage of sales was largely offset by more efficient labor costs on higher sales volumes, other operating expenses rose significantly. Included were increases in credit card processing fees, higher repairs and maintenance costs and increases in several other operating expense categories.

         Stout said that in early April of 2005 the Company raised prices on several of its menu items and changed its pricing format to modified a la carte pricing, which includes an extra charge for salads which were formerly included in the price of beef and seafood entrees. "We have known for some time that additional price increases were needed to offset higher costs we are experiencing and improve our operating margins," Stout observed. "However, we thought the best time to make our changes was in concert with the rollout of our new Certified Angus Beef(R) program. We had planned to complete this rollout in March, but because of product availability and other issues, the rollout and pricing changes were delayed for approximately four weeks. This further compounded the effect of the cost pressures we experienced in the first quarter.

J. Alexander's Corporation - First Quarter 2005 - Page 3


          "Based on initial results, we are encouraged by guest acceptance of this change in pricing format and the favorable effect it appears to be having on cost of sales," Stout continued. "As expected, guest counts have been down by approximately 2%, and we believe that we will continue to see a slight decrease through the second or third quarter.

         "We believe the upward trend in same store sales will continue for the balance of the year and that check averages will increase as well. We remain optimistic about the outlook for the remainder of 2005 and believe that the expected increase in same store sales, supported by excellent execution and our pricing changes, will allow us to improve our operating margins."

         J. Alexander's Corporation presently owns 27 J. Alexander's contemporary, upscale, American casual dining restaurants which place a special emphasis on food quality and professional service. The Company's restaurants are located in Alabama, Colorado, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Michigan, Ohio, Tennessee and Texas. The Company is based in Nashville, Tennessee.

         This press release contains forward-looking statements that involve risks and uncertainties. Actual results, performance or developments could differ materially from those expressed or implied by those forward-looking statements as a result of known or unknown risks, uncertainties and other factors. These risks, uncertainties and factors include the Company's ability to increase sales in certain of its restaurants, especially two of the newer restaurants that are not performing at satisfactory levels; changes in business or economic conditions, including rising food costs and product shortages; the number and timing of new restaurant openings and its ability to operate them profitably; competition within the casual dining industry, which is very intense; competition by our new restaurants with our existing restaurants in the same vicinity; changes in consumer spending, consumer tastes, and consumer attitudes toward nutrition and health; expenses incurred if the Company is the subject of claims or litigation or increased governmental regulation; changes in accounting standards, which may affect the Company's reported results of operations; and expenses the Company may incur in order to comply with changing corporate governance and public disclosure requirements of the Securities and Exchange Commission and the American Stock Exchange. These as well as other factors are discussed in detail in the Company's filings made with the Securities and Exchange Commission and other communications.

J. Alexander's Corporation - First Quarter 2005 - Page 4


J. ALEXANDER'S CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    Quarter Ended
                                                                    -------------
                                                                 APRIL 3      March 28
                                                                  2005          2004
                                                                  ----          ----
Net sales .................................................     $ 32,154      $ 30,789

Costs and expenses:
   Cost of sales ..........................................       10,764        10,201
   Restaurant labor and related costs .....................        9,990         9,668
   Depreciation and amortization of restaurant property and
     equipment ............................................        1,188         1,153
   Other operating expenses ...............................        6,221         5,660
                                                                --------      --------
     Total restaurant operating expenses ..................       28,163        26,682

General and administrative expenses .......................        2,290         2,189
                                                                --------      --------
Operating income ..........................................        1,701         1,918
Other income (expense):
   Interest expense, net ..................................         (462)         (529)
   Other, net .............................................           11            18
                                                                --------      --------
     Total other expense ..................................         (451)         (511)
                                                                --------      --------

Income before income taxes ................................        1,250         1,407
Income tax provision ......................................         (301)         (459)
                                                                --------      --------
Net income ................................................     $    949      $    948
                                                                ========      ========

Earnings per share:
   Basic earnings per share ...............................     $    .15      $    .15
                                                                ========      ========
   Diluted earnings per share .............................     $    .14      $    .14
                                                                ========      ========

Weighted average number of shares:
   Basic earnings per share ...............................        6,461         6,438
   Diluted earnings per share .............................        6,783         6,803

J. Alexander's Corporation - First Quarter 2005 - Page 5


J. ALEXANDER'S CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
PERCENTAGES OF NET SALES


                                                                         Quarter Ended
                                                                         -------------
                                                                    APRIL 3        March 28
                                                                     2005            2004
                                                                     ----            ----
Net sales ...................................................         100.0%          100.0%
Costs and expenses:
     Cost of sales ..........................................          33.5            33.1
     Restaurant labor and related costs .....................          31.1            31.4
     Depreciation and amortization of restaurant property and
         equipment ..........................................           3.7             3.7
     Other operating expenses ...............................          19.3            18.4
                                                                  ---------       ---------
         Total restaurant operating expenses ................          87.6            86.7

General and administrative expenses .........................           7.1             7.1
                                                                  ---------       ---------
Operating income ............................................           5.3             6.2

Other income (expense):
     Interest expense, net ..................................          (1.4)           (1.7)
     Other, net .............................................            --              .1
                                                                  ---------       ---------
         Total other expense ................................          (1.4)           (1.7)

Income before income taxes ..................................           3.9             4.6
Income tax provision ........................................           (.9)           (1.5)
                                                                  ---------       ---------

Net income ..................................................           3.0%            3.1%
                                                                  =========       =========

Note:  Certain percentage totals do not sum due to rounding.

AVERAGE WEEKLY SALES INFORMATION:

Average weekly sales per restaurant .........................     $  91,400       $  87,400
Percent increase ............................................        +4.6%

Same store weekly sales per restaurant(1) ...................     $  93,600       $  89,900
Percent increase ............................................        +4.1%


(1) Includes the twenty-five restaurants open for more than eighteen months.

J. Alexander's Corporation - First Quarter 2005 - Page 6



J. ALEXANDER'S CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS)

                                                           APRIL 3    January 2
                                                            2005        2005
                                                            ----        ----
                                 ASSETS

Current Assets
      Cash and cash equivalents ......................     $ 7,089     $ 7,495
      Deferred income taxes ..........................       1,327       1,327
      Other current assets ...........................       2,259       2,500
                                                           -------     -------
         Total current assets ........................      10,675      11,322

Other assets .........................................       1,180       1,122
Property and equipment, net ..........................      72,109      72,425
Deferred income taxes ................................       3,236       3,236
Deferred charges, net ................................         789         814
                                                           -------     -------
                                                           $87,989     $88,919
                                                           =======     =======



                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities ..................................     $ 8,827     $10,757
Long-term debt and capital lease obligations .........      23,810      24,017
Other long-term liabilities ..........................       4,794       4,543
Stockholders' equity .................................      50,558      49,602
                                                           -------     -------
                                                           $87,989     $88,919
                                                           =======     =======

                                       ###